UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 24, 2015

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2015, Fabrinet (the “Company”) entered into an amended and restated employment agreement with David T. Mitchell, the Company’s Chief Executive Officer, which provides for a term of employment through and including March 2, 2022 (the “Term”), unless extended by mutual agreement or terminated prior to such date.

Pursuant to Mr. Mitchell’s amended and restated employment agreement (the “Employment Agreement”), Mr. Mitchell will (i) be paid a minimum annual base salary of $700,000, (ii) be eligible to participate in the Company’s annual executive cash incentive plan, with a target bonus of 120% of Mr. Mitchell’s annual base salary, (iii) be eligible to receive equity award grants at the discretion of the Company’s board of directors, provided that any restricted stock units that may be granted to Mr. Mitchell after February 20, 2017 shall vest over a period not longer than two years following the applicable date of grant, and (iv) be reimbursed $2,500 per month for expenses incurred to maintain a home office. If Mr. Mitchell’s employment with the Company continues through and including February 20, 2017, Mr. Mitchell will become 100% vested in any then outstanding equity award grants.

During the Term of the Employment Agreement, in the event Mr. Mitchell’s employment is terminated due to death, Mr. Mitchell’s legal representatives or named beneficiaries will receive a lump sum payment in an amount equal to the sum of (i) twenty-four (24) months of Mr. Mitchell’s then current base salary, and (ii) an amount equal to the pro-rata portion of the target bonus which Mr. Mitchell would have been paid for his performance for the fiscal year in which his death occurs, but in no event less than six (6) months of Mr. Mitchell’s then current base salary, and such payments shall be made upon the sixtieth (60) day following Mr. Mitchell’s death. Additionally, Mr. Mitchell’s legal representatives or named beneficiaries shall receive continued tax equalization benefits under the Company’s expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

During the Term of the Employment Agreement, in the event Mr. Mitchell’s employment is terminated due to disability, Mr. Mitchell will be eligible to receive a lump sum payment in an amount equal to twenty-four (24) months of his then current base salary. Additionally, Mr. Mitchell shall receive continued tax equalization benefits under the Company’s expatriate policy, as in effect on the date of Mr. Mitchell’s disability, for the calendar year in which the disability occurs and the following calendar year.

In the event Mr. Mitchell’s employment is terminated prior to February 20, 2022 (the “Mitchell Transition Date”) either by the Company without “good cause” or by Mr. Mitchell for “good reason” (as such terms are defined in the Employment Agreement), Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) twenty-four (24) months of his then current base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; and (C) receive continued tax equalization benefits under the Company’s expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

In the event Mr. Mitchell terminates his employment on the Mitchell Transition Date or within ten (10) calendar days after the Mitchell Transition Date, Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) the product of one month’s base salary then in effect multiplied by the total number of full and fractional years of his employment with the Company as of his termination date, and (ii) any earned but unpaid bonus as of the date of termination of employment, (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months, and (C) receive continued tax equalization benefits under the Company’s expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year (collectively, the “Retention Benefits”). Except as otherwise provided in the Employment Agreement, in the event Mr. Mitchell’s employment is terminated prior to the Mitchell Transition Date or more than ten (10) calendar days after the Mitchell Transition Date, no Retention Benefits shall be due, owed, or paid to him.

Notwithstanding any statement contained in the Employment Agreement to the contrary, in the event Mr. Mitchell’s employment is terminated on account of death or disability, by the Company without “good cause,” by

Mr. Mitchell for “good reason” or by Mitchell on the Mitchell Transition Date or within ten (10) calendar days after the Mitchell Transition Date, (x) any options or rights to purchase the Company’s securities shall immediately vest and remain exercisable until the earlier of (1) the four (4) year anniversary of the date of Mr. Mitchell’s termination or disability, or (2) the date on which the options or rights to purchase the Company’s securities otherwise would have expired in accordance with their terms, and (y) Mr. Mitchell will become 100% vested immediately prior to the termination or disability date in any outstanding restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards, which have not previously fully vested.

The Employment Agreement provides for non-solicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by the terms of the Employment Agreement, a copy of which will be filed with the Company’s annual report on Form 10-K for the fiscal year ending June 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Toh-Seng Ng
Toh-Seng Ng
Executive Vice President, Chief Financial Officer

Date: May 29, 2015